Exhibit (a)(5)

P  R  E  S  S     R  E  L  E  A  S  E

FOR IMMEDIATE RELEASE

CONTACT:

Christopher Locke

Chief Financial Officer

Rewards Network Inc.

(312) 521-6741

Rewards Network Inc. Announces Optional Purchase Offer for

its 3.25% Convertible Subordinated Debentures

Chicago, IL August 21, 2008 — Rewards Network Inc. (NASDAQ: DINE), a leading provider of marketing services and frequent dining programs to the restaurant industry, today announced that holders of its 3.25% Convertible Subordinated Debentures (the “Securities”) have the right to surrender their Securities for purchase by Rewards Network pursuant to the terms of the indenture for the Securities (the “Optional Purchase Offer”). As of today, the outstanding balance of the Securities is approximately $14.8 million. The Optional Purchase Offer expires on October 10, 2008.

The Optional Purchase Offer entitles each holder of the Securities to require Rewards Network to purchase all or any part of such holder’s Securities at a price equal to 100% of the principal amount of those Securities, plus accrued and unpaid interest and additional interest, if any, to, but not including, October 15, 2008. Rewards Network will pay the purchase price solely with cash. If all outstanding Securities are surrendered for purchase pursuant to the Optional Purchase Offer, the aggregate cash purchase price will be approximately $15.0 million. Holders that do not surrender their Securities for purchase pursuant to the Optional Purchase Offer will maintain the right to convert their Securities, subject to the terms, conditions and adjustments applicable to the Securities.

The opportunity to surrender Securities for purchase pursuant to the Optional Purchase Offer will commence on September 16, 2008, and will terminate at 5:00 p.m., New York City time, on Friday, October 10, 2008. In order to accept the Optional Purchase Offer, a holder must follow the procedures set forth in the notice to holders (the “Company Notice”). Holders may withdraw any Securities previously surrendered for purchase at any time prior to 5:00 p.m., New York City time, on October 10, 2008.

Rewards Network will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission later today. In addition, documents specifying the terms, conditions and procedures for surrendering and withdrawing Securities for purchase, including the Company Notice, will be available through The Depository Trust Company and the paying agent, which is LaSalle Bank National Association. The phone number for more information from LaSalle Bank National Association is 312-904-2226. Neither Rewards Network nor its board of directors or employees have made or are making any representation or recommendation as to whether or not any holder should surrender any Securities.

This press release is not an offer to purchase or a solicitation of an offer to purchase any securities. Holders of Securities are encouraged to read the Company Notice and other relevant documents carefully before deciding whether to accept the Optional Purchase Offer.

About Rewards Network

Rewards Network (NASDAQ:DINE - News), headquartered in Chicago, Illinois, operates the leading frequent dining programs in North America. Thousands of participating restaurants and other merchants benefit from the Company’s extensive email, internet and print marketing efforts; member ratings, feedback and reporting; and access to capital. In conjunction with leading airline frequent flyer programs and other affinity organizations, Rewards Network provides millions of members with incentives to dine at participating restaurants, including airline miles, college savings rewards, reward program points, and Cashback RewardsSM savings. Additional details about Rewards Network can be found at www.rewardsnetwork.com or by calling 1-877-491-3463.

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectation or beliefs, and are subject to risks, trends and uncertainties. Actual results, performance or achievements may differ materially from those expressed or implied by the statements herein due to factors that include, but are not limited to, the following: (i) our inability to attract and retain merchants, (ii) our inability to obtain sufficient cash and refinance the repurchase of our convertible subordinated debentures, (iii) our dependence upon our relationships with payment card issuers, transaction processors, presenters and aggregators, (iv) changes to payment card association rules and practices, (v) economic changes, (vi) our susceptibility to restaurant credit risk and the risk that our allowance for losses related to restaurant credit risk in connection with dining credits may prove inadequate, (vii) our dependence on our relationships with airlines and other reward program partners for a significant number of members, (viii) the concentration of a significant amount of our rewards currency in one industry group, the airline industry, (ix) our inability to attract and retain active members, (x) changes in our programs that affect the rate of rewards, (xi) our inability to maintain an adequately-staffed sales force, (xii) our inability to maintain an appropriate balance between the number of members and the number of participating merchants in each market, (xiii) our minimum purchase obligations and performance requirements, (xiv) network interruptions, processing interruptions or processing errors, (xv) susceptibility to a changing regulatory environment, (xvi) increased operating costs or loss of members due to privacy concerns of our program partners, payment card processors and the public, (xvii) the failure of our security measures, (xviii) the loss of key personnel, (xix) increasing competition, and (xx) a shift toward our Marketing Services Program that may cause revenues to decline. A more detailed description of the factors that, among others, should be considered in evaluating our outlook can be found in the Company’s annual report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. We undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, changes to future results over time or otherwise, except as required by law.

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